Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Garnero Group Acquisition Company (a company in the development stage) (“the Company”) on Form S-1, of our report dated April 11, 2014, except for Notes 3 and 6 as to which the date is May 20, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Garnero Group Acquisition Company (a company in the development stage) as of March 27, 2014 and for the period from February 11, 2014 (inception) through March 27, 2014 which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
May 20, 2014